Exhibit 99.1


                        [Niagara Corporation Letterhead]







Contact: Niagara Corporation
         Michael Scharf, CEO
         (212) 317-1000



                                                          FOR IMMEDIATE RELEASE




NIAGARA CORPORATION ANNOUNCES EARNINGS
FOR THIRD QUARTER AND NINE MONTHS



New York, November 14, 2003 - Niagara Corporation (Nasdaq : NIAG) announced today its results for the third quarter and nine months ended September 30, 2003.

For the third quarter, sales were $69.8 million compared to $67.7 million for the third quarter of 2002. Net income for the quarter was $567,000 compared to $1,391,000, and earnings per share were $.07 compared to $.17 for the third quarter of 2002.

Comparing the nine months ended September 30, 2003 and 2002, sales were $222.5 million compared to $197.2 million, net income was $2,559,000 compared to $1,316,000, and earnings per share were $.31 compared to $.16.

Results for the third quarter and nine months ended September 30, 2003 include gains of $565,000 and 450,000, respectively, on the sale of property and equipment in the UK. Results for the third quarter and nine months ended September 30, 2002 include a gain of $2,907,000 relating to the sale of a property in the U.K.

In commenting on these results, Michael Scharf, Chairman and CEO of Niagara Corporation, stated:

"I am pleased to report that Niagara's U.S. business showed improvement in the third quarter over the same period in 2002, with net income increasing to $700,000 from $426,000. This was offset, however, by a decline in net income in the U.K., due primarily to a larger gain recorded on the sale of a property in the third quarter of last year. UK operating results continue to remain at unacceptable levels, due primarily to disadvantageous exchange rates, very competitive pricing and increased raw material costs."


















This release contains certain "forward-looking statements" made pursuant to the "safe-harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors, many of which are beyond the control of the Company, that may cause the Company's actual results to be materially different from those expressed or implied by such statements. Such risks, uncertainties and other factors include those described in the Company's filings with the Securities and Exchange Commission. The forward-looking statements made herein are only made as of the date of this release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


                                 (Table follows)


                               Niagara Corporation

                             Selected Financial Data



                                     Three Months Ended     Three Months Ended
                                     September 30, 2003     September 30, 2002
                                     ------------------     ------------------

Revenues                                  $69,786,000         $67,650,000
Net Income                                $   567,000         $ 1,391,000
Share Earnings                            $       .07         $       .17
  (basic and diluted)
Average Shares                              8,238,517           8,238,517
  (basic and diluted)


                                     Nine Months Ended     Nine Months Ended
                                     September 30, 2003    September 30, 2002
                                     ------------------    ------------------

Revenues                                $222,537,000         $197,223,000
Net Income                              $  2,559,000         $  1,316,000
Share Earnings                          $        .31         $        .16
  (basic and diluted)
Average Shares                             8,238,517            8,238,517
  (basic and diluted)





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